As filed with the Securities and Exchange Commission on July 24, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Replimune Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	82-2082553
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

18 Commerce Way
Woburn, MA 01807

(Address of Principal Executive Offices)

Replimune Group, Inc. 2017 Equity Compensation Plan

Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan

Replimune Group, Inc. Employee Stock Purchase Plan

(Full Title of the Plans)

Philip Astley-Sparke
Executive Chairman
18 Commerce Way
Woburn, MA 01807

(781) 995-2443
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Timothy J. Corbett
Gitte J. Blanchet
Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110

(617) 341-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
2017 Equity Compensation Plan	2,520,247	(2)	$2.72	(3)	$6,855,072	$854
2018 Omnibus Incentive Plan	3,617,968	(4)	$15.57	(5)	$56,331,762	$7,014
Employee Stock Purchase Plan	348,612	(6)	$13.23	(7)	$4,612,137	$575
Total	6,486,827				$67,798,971	$8,441

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the above named plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

Represents shares of common stock issuable upon the exercise of outstanding stock option awards under the Replimune Group, Inc. 2017 Equity Compensation Plan (the “2017 Plan”) as of the date of this registration statement. No further grants will be made under the 2017 Plan. To the extent outstanding options granted under the 2017 Plan are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2017 Plan, the number of shares underlying such awards will be available for future grant under the Replimune Group, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”). See footnote 4 below.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of the outstanding option awards under the 2017 Plan.

(4)

Represents shares of common stock reserved for issuance under the 2018 Plan, which consists of (i) 3,486,118 shares of common stock reserved for issuance under the 2018 Plan, plus (ii) 131,850 shares of common stock originally reserved for issuance under the 2017 Plan that became available for issuance under the 2018 Plan upon the completion of Registrant’s initial public offering. In addition to the shares registered under the 2018 Plan, to the extent that awards outstanding under the 2017 Plan as of the date of this registration statement are cancelled, forfeited or otherwise terminated without being exercised, the number of shares underlying such awards will be available for future grant under the 2018 Plan.

(5)

Estimated in accordance with Rules 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on July 20, 2018.

(6)	Represents shares reserved for issuance under the Replimune Group, Inc. Employee Stock Purchase Plan (the “ESPP”).
(7)

Estimated in accordance with Rules 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on July 20, 2018, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be included in the Section 10(a) prospectus will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and is omitted from this registration statement in accordance with Rule 428(b)(1) under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Replimune Group, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)                                 The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on July 23, 2018, relating to the registration statement on Form S-1, as amended (No. 333-225846), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)                                 The Registrant’s Current Report on Form 8-K as filed with the SEC on July 24, 2018; and

(c)                                  The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-28596), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 17, 2018 including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to specific sections of such documents as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Delaware law, our third amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our investors for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would not be available for liability:

•                  for any breach of a duty of loyalty to us or our investors;

•                  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  for any transaction from which the director derived an improper benefit; or

•                  for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

Our third amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our investors of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, would require us to indemnify each director and officer to the fullest extent permitted by Delaware law, our third amended and restated certificate of incorporation and our amended and restated bylaws, for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We have obtained and intend to maintain directors’ and officers’ liability insurance.

The SEC has taken the position that personal liability of directors for violation of the federal securities laws cannot be limited and that indemnification by us for any such violation is unenforceable. The limitation of liability and indemnification provisions in our third amended and restated certificate of incorporation and amended and restated bylaws, may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 9.  Undertakings.

(a)                                 The Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the  Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit		Incorporated by Reference			Filed
Number	Exhibit Description	Form	Date	Number	Herewith
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	8-K	7-24-18	3.1
4.2	Amended and Restated Bylaws of the Registrant, as currently in effect.	8-K	7-24-18	3.2
4.3	Form of Common Stock Certificate of the Registrant.	S-1/A	7-10-18	4.1
5.1	Opinion of Morgan, Lewis & Bockius LLP.				☒
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.				☒
23.2	Consent of Morgan, Lewis & Bockius LLP. Reference is made to Exhibit 5.1.				☒
24.1	Power of Attorney. Reference is made to the signature page hereto.				☒
99.1#	Replimune Group, Inc. 2017 Equity Compensation Plan and Sub-Plan for U.K. Employees and forms of agreements thereunder	S-1/A	6-26-18	10.2
99.2#	Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan and Sub-Plan for U.K. Employees and forms of agreements thereunder	S-1/A	7-10-18	10.3
99.3#	Replimune Group, Inc. Employee Stock Purchase Plan	S-1/A	7-10-18	10.4

#                                         Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Woburn, Commonwealth of Massachusetts on July 24, 2018.

REPLIMUNE GROUP, INC.

By:	/s/ Robert Coffin
Robert Coffin
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Robert Coffin and Philip Astley-Sparke and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert Coffin	President, Chief Executive Officer and Director	July 24, 2018
Robert Coffin	(Principal Executive Officer)

/s/ Philip Astley-Sparke	Executive Chairman, Treasurer, Secretary and Director	July 24, 2018
Philip Astley-Sparke

/s/ Stephen Gorgol	Chief Accounting Officer	July 24, 2018
Stephen Gorgol

/s/ Kapil Dhingra	Director	July 24, 2018
Kapil Dhingra

/s/ Hyam Levitsky	Director	July 24, 2018
Hyam Levitsky

/s/ Jason Rhodes	Director	July 24, 2018
Jason Rhodes

/s/ Joseph Slattery	Director	July 24, 2018
Joseph Slattery

/s/ Otello Stampacchia	Director	July 24, 2018
Otello Stampacchia

/s/ Sander Slootweg	Director	July 24, 2018
Sander Slootweg

/s/ Dieter Weinand	Director	July 24, 2018
Dieter Weinand